Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Declares Common and Preferred Unit Distributions, Provides Preliminary Unaudited Financial and Operating Information for 2014 and Full Year 2015 and 2016 Outlook

HOUSTON-February 17, 2015--Vanguard Natural Resources, LLC (NASDAQ: VNR) ("Vanguard" or "the Company") today announced:

•
A cash distribution per common unit of $0.1175 for the month of January 2015, or $1.41 per unit on an annualized basis. This amount will be payable on March 17, 2015, to unitholders of record at the close of business on March 2, 2015, and represents a reduction from Vanguard’s last monthly payment which was $0.21 per common unit or $2.52 per unit on an annualized basis. This new distribution rate takes into consideration current commodity and financial market conditions and Vanguard’s 2015 and 2016 guidance, as detailed below. At this distribution rate, Vanguard’s estimated distribution coverage ratio for 2015 is approximately 1.24x and supports a target distribution coverage ratio of 1.20x in 2016.

•
No change to cash distributions for its 7.875% Series A Cumulative Redeemable Perpetual Preferred Units (NASDAQ: “VNRAP”) of $0.1641 per unit, its 7.625% Series B Cumulative Redeemable Perpetual Preferred Units (NASDAQ: “VNRBP”) of $0.15885 per unit, and its 7.75% Series C Cumulative Redeemable Perpetual Preferred Units (NASDAQ: “VNRCP”) of $0.16146 per unit, all payable on March 17, 2015 to preferred unitholders of record on March 2, 2015.

•	Preliminary unaudited financial and operating results for the fourth quarter and full year 2014:

•	Adjusted EBITDA of approximately $126 million for the fourth quarter and $421 million for the full year 2014.

•	Distributable Cash Flow Available to Common and Class B unitholders of approximately $74 million for the fourth quarter and $215 million for the full year 2014.

•	Distribution coverage ratio of 1.40x for the fourth quarter and 1.04x for the full year 2014, based on a common distribution of $0.63 per unit and $2.52 per unit, respectively.

•	Adjusted Net Income Available to Common and Class B Unitholders, per common unit of $0.19 per unit for the fourth quarter and $1.10 per unit for the full year 2014.

•	Reported average production of 402 MMcfe per day for the fourth quarter and 327 MMcfe per day for the full year 2014.
The preliminary unaudited results above are estimates only and are subject to further adjustments, as may be included in Vanguard’s 2014 Annual Report on Form 10-K which is expected to be filed on March 2, 2015.

Mr. Scott W. Smith, President and CEO, commented, “The difficult, but necessary, decision to reduce our common unit distribution was made to address the economic headwinds we face as a result of the dramatic collapse in commodity prices over the past several months. At the current strip price for oil, natural gas, and natural gas liquids, we were faced with having to borrow on our credit facility to maintain distributions or reset the distribution level in order to preserve our liquidity for potential future acquisition opportunities in this low commodity price environment. We believe that our unitholders will be better served long-term by a more conservative approach which maintains our liquidity and enhances our ability to be competitive in an acquisition market which should present opportunities to acquire quality assets at favorable prices.”

Mr. Richard A. Robert, Executive Vice President and CFO, added, “Our very strong fourth quarter of 2014 demonstrates what is possible in an improved commodity price environment, but we aren’t simply counting on commodity prices to recover. We intend to improve our financial outlook through accretive acquisitions, opportunistic hedging, and profitable drilling. We are fortunate to currently have over $600 million in liquidity and have the Pinedale and East Haynesville capital programs which we believe will continue to offer attractive drilling returns even in this low commodity price environment.”

Preliminary Unaudited 2014 Financial and Operating Results and 2015-2016 Outlook

Summary of Estimates
The following table sets forth the Company’s preliminary unaudited 2014 financial and operating results along with the outlook for 2015 and 2016. In addition the table includes certain estimates being used by the Company to model its anticipated results of operations for the 2015 and 2016 fiscal years. These estimates do not include any future acquisitions of oil or natural gas properties and assumes Vanguard's current capital structure and does not contemplate any future equity or debt offerings. In addition, the estimates below do not assume any cost savings in lease operating expenses, general & administrative expenses, or capital expenditures from historical levels.

	FY 2014E	FY 2015E			FY 2016E
Net Production:
Oil (Bbls/d)	9,043	9,000	-	9,900	9,000	-	9,900
Natural gas (Mcf/d)	227,498	265,000	-	293,000	260,000	-	290,000
Natural gas liquids (Bbls/d)	7,559	6,900	-	7,600	6,500	-	7,300
Total (Mcfe/d)	327,109	360,400	-	398,000	353,000	-	393,200

Costs per MMcfe:
Lease operating expenses	$1.11	$1.05	-	$1.15	$1.10	-	$1.20
Production taxes (% of revenue)	9.9%	10.3%	-	10.7%	10.0%	-	10.5%
G&A expenses (excluding non-cash compensation)	$0.16	$0.10	-	$0.15	$0.10	-	$0.15

Cash Flow Calculation (in thousands):
Adjusted EBITDA (1)	$421,445	$373,000			$377,500
Interest expense, including settlements paid on interest rate derivatives	(73,800)	(85,500)			(90,000)
Capital expenditures (2):	(114,578)	(113,500)			(117,000)
Distributions to preferred unitholders	(18,197)	(26,750)			(26,750)

Distributable cash flow	$214,870	$147,250			$143,750

Excess cash after distributions to unitholders	$7,806	$28,400			$24,200

Mid-point distributable cash flow per unit	$2.61	$1.75			$1.70
Common distribution per unit	$2.5175	$1.41			$1.41
Mid-point distribution coverage ratio (3)	1.04x	1.24x			1.20x
Units outstanding (millions) (4)	82.2	84.3			84.8

NYMEX Pricing (February 13, 2015) (5):	FY 2014	1H 2015		2H 2015	1H 2016		2H 2016
Oil ($/Bbl)	$92.21	$52.62		$59.32	$62.31		$64.19
Natural gas ($/MMBtu)	$4.39	$2.90		$3.02	$3.27		$3.33
NGLs ($/Bbl)	$32.91	$26.91		$28.74	$29.56		$30.31
Average NYMEX Differentials:
Oil ($/Bbl)	$(10.810)	$(8.200)		$(7.800)	$(7.750)		$(7.750)
Natural gas ($/MMBtu)	$(0.950)	$(0.850)		$(0.800)	$(0.770)		$(0.750)
NGL realization as a percentage of crude oil NYMEX price (6)	28%	39%		38%	37%		37%

Capital Expenditures Details (in thousands):	FY 2014E	1H 2015		2H 2015	1H 2016		2H 2016
Operated	$(32,633)	$(21,750)		$(28,500)	$(21,750)		$(28,500)
Non-Operated	$(81,945)	$(39,750)		$(23,500)	$(43,250)		$(23,500)
Total	$(114,578)	$(61,500)		$(52,000)	$(65,000)		$(52,000)

(1)
Adjusted EBITDA (non-GAAP financial measures) excludes the fair value of derivative contracts acquired that apply to contracts settled during the period (approximately $16 MM for the FY 2015E and $13 MM for the FY 2016E). Adjusted EBITDA, distributable cash flow and excess cash after distributions to unitholders assume the mid-point of all the above ranges.

(2)
Additional detail regarding the capital expenditures breakout is provided below. Includes $2.0 million in proceeds from the sale of leasehold interests in 2014 but doesn’t include $26.2 million in growth capital spent in 2014.

(3)	Assumes monthly distribution rate of $0.1175 per unit beginning in January 2015 ($1.41 per unit on an annualized basis).

(4)	Weighted average common and Class B units outstanding at record date attributable to distribution period.

(5)	Pricing includes actual settlements for January 2015 and February 2015 for natural gas and January 2015 for oil.

(6)	Assumes a weighted average product breakout of approximately 17% ethane, 36% propane, 12% isobutane, 14% n-butane and 21% pentane.

Capital Expenditures
During 2015 and 2016, we intend to concentrate our drilling on low risk, development opportunities with the majority of drilling capital focused on high Btu natural gas wells. We currently anticipate a capital budget for 2015 of approximately $113.5 million, excluding any potential future acquisitions. We expect to spend approximately 50% of the 2015 capital budget on activities in the Green River Basin (Pinedale Anticline) where we will participate as a non-operated partner in the drilling and completion of vertical natural gas wells. Additionally, we expect to spend approximately 25% of the 2015 capital budget in the Gulf Coast Basin on the newly acquired East Haynesville assets drilling both vertical and horizontal wells and several recompletion projects. The balance of the 2015 budget is related to maintenance activities in our other operating areas.
For purposes of our 2016 guidance, we have assumed the same allocation of capital and drilling results as the 2015 capital plan.

Hedging Update
Recently, Vanguard has taken steps to restructure its hedge portfolio to limit further downside and volatility due to the current commodity price environment. Specifically, the Company has converted a significant portion of its three-way collars in 2015 to fixed price swaps or lowered the pricing on existing short puts. We have implemented a hedging program for approximately 77% and 45% of our anticipated crude oil production in 2015 and 2016, respectively, with 88% in the form of fixed price swaps in 2015. Approximately 82% and 67% of our natural gas production in 2015 and 2016, respectively, is hedged with 98% in the form of fixed price swaps in 2015. NGLs are under fixed price swaps for approximately 9% of anticipated production in 2015.

	Year 2015	Year 2016	Year 2017
Gas Production Hedged:
% Anticipated Production Hedged	82%	67%	40%
Weighted Average Price ($/MMBtu)	$4.32	$4.37	$4.18
Oil Production Hedged:
% Anticipated Production Hedged	77%	45%	—
Weighted Average Price ($/Bbl)	$76.12	$83.02	$—
NGLs Production Hedged:
% Anticipated Production Hedged	9%	—	—
Weighted Average Price ($/Bbl)	$46.34	$—	$—

For a summary of our current commodity derivative contracts, please refer to our Supplemental Presentation on the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

Liquidity Update
At January 31, 2015, Vanguard had indebtedness under its reserve-based credit facility totaling $1.36 billion with a borrowing base of $2.0 billion which provided for $635 million in undrawn capacity, after consideration of a $5 million reduction in availability for letters of credit.
We have been in discussions with certain banks in our credit facility regarding amending our debt to Adjusted EBITDA covenant during our next scheduled borrowing base redetermination. Based on those discussions, it is our expectation that the covenant will be changed to provide for more flexibility given lower forecasted Adjusted EBITDA due to the lower commodity price environment. Our next borrowing base redetermination is scheduled for April 2015 and we will provide additional information at that time.

Conference Call Information
Vanguard will host a conference call on Tuesday, February 17, 2015 to discuss this press release at 9:30 a.m. Eastern Time (8:30 a.m. Central). To access the call, please dial 1-877-780-3379 or 719-457-2647, for international callers, using access code 8071095 and ask for the “Vanguard Natural Resources Guidance Call.” The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until March 18, 2015 and may be accessed by calling 1-888-203-1112 or 719-457-0820, for international callers, and using access code 8071095. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days.

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com